FOR IMMEDIATE RELEASE

CORE LAB REPORTS THIRD-QUARTER 2015 RESULTS

•	EPS OF $0.83, EX-ITEM, UP SEQUENTIALLY;

•	REVENUE OF $197.3 MILLION DECREASED 3% SEQUENTIALLY;

•	SECOND CONSECUTIVE QUARTER OF SEQUENTIAL INCREMENTAL OPERATING MARGINS;

•	FCF EXCEEDS NET INCOME FOR THE FOURTH CONSECUTIVE QUARTER;

•	FCF AS PERCENT OF YTD REVENUE CLIMBS TO 24.6% FROM 22.1%;

•	COMPANY RETURNS OVER $1.22 PER SHARE TO SHAREHOLDERS

AMSTERDAM (21 October 2015) - Core Laboratories N.V. (NYSE: "CLB US") (Euronext Amsterdam: "CLB NA") ("Core", "Core Lab" or the "Company") reported third quarter 2015 earnings per diluted share (“EPS”) of $0.83, excluding foreign exchange translations (“FX”) not included in prior guidance (“ex-item”), which is referenced in the non-GAAP reconciliation included in this release. Third quarter 2015 revenue totaled $197,300,000, down 3% sequentially from second quarter 2015 levels. In contrast to major oilfield service companies that have already reported, Core’s third quarter 2015 net and operating income and operating margins, ex-item, all increased sequentially over second quarter 2015 levels as a result of the Company's cost reduction, lab automation and multiskilling programs. Third quarter 2015 net income (“NI”) was $35,400,000; operating income was $49,400,000; and operating margins reached 25.1% in part due to strong incremental operating margins, all ex-item.

Free cash flow ("FCF"), defined as cash from operations less capital expenditures, for the third quarter of 2015 was $37,500,000. The Company’s FCF has exceeded NI for the fourth consecutive quarter and over that time represents over 140% of net income. Core used the cash and borrowings under its revolving credit facility to pay approximately $23,400,000 in quarterly dividends and to repurchase 269,000 shares of Core’s common stock for $28,700,000 at an average share price of $107. During the quarter, Core returned over $52,100,000 to its shareholders, equaling over $1.22 per common share, while reducing the Company’s outstanding share count to a new 17-year low.

As reported in previous quarters, the Board of Supervisory Directors ("Board") of Core Laboratories N.V. has established an internal performance metric of achieving a return on invested capital ("ROIC") in the top decile of the service companies listed as Core's peers by Bloomberg Financial ("Comp Group"). Based on Bloomberg's calculations for the latest comparable data available, Core's ROIC is the highest in its oilfield services Comp Group. Moreover, the Company has the highest ROIC to Weighted Average Cost of Capital ("WACC") ratio in its Comp Group.

The Company continues to anticipate a “V-shaped” worldwide activity recovery in 2016 with activity upticks starting in the second quarter of 2016. Global demand for hydrocarbon-based energy continues to improve, while worldwide crude oil supply has peaked and fallen in the second half of 2015 and will continue to do so for the remainder of the year. U.S. production continues to fall from its peak in April 2015 and the Company now believes production could fall by over 700,000 barrels of oil per day (“bopd”) from that peak by year-end 2015. Internationally, second half 2015 crude oil production is also likely to decline. Based on currently available worldwide crude oil production data, coupled with internal Core Lab data, Core is increasing its estimate of the net worldwide annual crude-oil production decline curve rate to 3.1% from 2.5%. The further decline by 60 basis points is due to sharper decline curve rates for tight oil reservoirs and the significant decline in maintenance capital expenditures for the existing crude-oil production base.

At current North American activity levels, Core predicts 2016 crude-oil production to be lower year-over-year; perhaps falling over 900,000 bopd in 2016. This, coupled with the continuing decline in international production and continuing increase in global energy consumption, should create a tight crude oil supply market, and that should lead to increased crude prices and industry activity levels worldwide.

Segment Highlights

Core Laboratories reports results under three operating segments: Reservoir Description, Production Enhancement, and Reservoir Management. All operating results exclude items referenced in the non-GAAP reconciliation.

Reservoir Description

Reservoir Description operations, which focus primarily on international markets and an increasing number of reservoir fluid phase-behavior projects, posted third quarter 2015 revenue of $117,900,000, down less than 1% sequentially from second quarter 2015 revenue levels. Third quarter 2015 operating income increased sequentially, as did operating margins, owing to Core’s cost reduction, lab automation, and multiskilling programs. Operating income for the quarter was $32,000,000, yielding operating margins of 27.1%, ex-item, a 60 basis point improvement sequentially. Third quarter revenue, operating income and margins were underpinned by the Company's differentiated technological superiority of service offerings -- in particular to projects in the Middle East and Asia Pacific regions. Technologically driven projects in the deepwater Gulf of Mexico (“GOM”) also were additive to third quarter results. Reservoir Description operating results exhibited similar relative strength during the 2009 downturn, indicating the mission-critical nature and value of the cutting-edge technologies delivered by Core as opposed to lower technology commodity related offerings such as pressure pumping and international land drilling and exploration services.

Core Lab continues to see growing client acceptance of its unique Digital Rock Characterization (“DRC”) services. In this endeavor, Core is effectively leveraging its position as the proprietor of the industry’s most expansive database of laboratory measurements on reservoir rocks. Core has developed proprietary algorithms for establishing petrophysical properties from computerized tomography (“CT”), Micro CT, and other imaging techniques. Less sophisticated, low-technology attempts to predict rock properties from pore imaging and CT data are, in part or in whole, based on theoretical models, an approach that often relies on gross simplification of complex pore system and lithological properties. Core uses measured petrophysical data sets to form the foundation for its predictive models. In the third quarter, Core conducted DRC studies on cores from the Gulf of Mexico, onshore U.S., and international basins, analyzing both conventional and unconventional reservoirs.

Core continues to develop new offerings in this area through close collaboration with its clients’ senior scientists, mathematicians, and engineers. Core’s CT-based lithotype and petrophysical property predictive tools now allow its clients to quickly gain insight into their reservoir rock properties, while companion samples work their way through traditional, rigorous laboratory programs that will ultimately be used to determine hydrocarbon reserves, model reservoir performance, and design production programs.

Micro CT imaging is now also being used in the sample selection process for sophisticated, reservoir-condition flow studies. The high-resolution, three-dimensional imaging of core plug samples helps Core’s clients better understand how variations in the pore-system properties will impact both laboratory test results and reservoir performance.

Core’s reservoir fluids laboratories provided clients with high-quality fluid sampling, pressure-volume-temperature (“PVT”), enhanced oil recovery (“EOR”), and flow assurance services. This laboratory work included the determination of physical properties on live reservoir fluids -- the crude oil, natural gases, and water contained in reservoir rocks -- from a number of fields and prospects in the deepwater GOM at pressures up to 29,000 pounds per square inch (“PSI”). This high-pressure work was conducted with Core Lab-proprietary devices manufactured by Sanchez Technologies, which was recently acquired by Core. Moreover, the addition of Sanchez Technologies has increased the efficiency of Core’s laboratory automation program which is helping to reduce operating costs.

Core is the only company that can perform these extreme pressure tests in a full visual cell configuration. The optical clarity of the high-pressure sapphire window allows Core’s scientists to directly observe and document phase behavior changes that occur as the reservoir fluids are exposed to a range of pressures and temperatures during the testing program. This leads to more accurate determination of critical fluid properties such as gas-oil ratio, dew point, and bubble point. These parameters are essential to understanding current fluid properties, as well as to predicting how the reservoir fluid properties will change as the field produces and continues to mature. The Core Lab high pressure, high temperature instruments are the only devices that can provide full visualization validation of test results at the pressures encountered in the deepest, most-challenging Lower Tertiary reservoirs in the GOM.

Production Enhancement

Production Enhancement operations, largely focused on North American unconventional reservoirs and deepwater completions and stimulations, continued to be impacted by the difficult operating environment in North America as onshore rig count fell again sequentially from the second quarter. In spite of that backdrop, the Company's Production Enhancement operations reported third quarter 2015 revenue of $64,900,000 and operating income of $12,500,000, ex-item, yielding operating margins of 19.3%. Sequentially from the second quarter of 2015, third quarter revenue was down 8%, operating income was down 15%, and operating margins decreased by 170 basis points due to 40% sequential decremental operating margins.

Client interest in restimulating existing wells continues to increase dramatically. Many operators are now looking at refracs as the best solution for meeting their production goals with the fewest capital dollars. Core has realized the significance of these developments and is dedicated to providing the critical technical expertise for successful refrac programs. Core’s Production Enhancement engineering teams are engaged extensively in helping design, implement, and evaluate potential wells and areas for restimulation programs. Core is now utilizing its proprietary and patented proppant and fluid diagnostic services and working with operators to help define effective refrac geometry and evaluate diversion effectiveness. This will continue to be an increasing source for diagnostic work over the next 6 to 12 months, especially refracs aimed at earlier, less-effective completions and stimulations in the Barnett and Haynesville formations. Increased natural gas production from these formations is expected to support liquid natural gas exports from Sabine Pass later in 2015.

Production Enhancement also continued to see success and expansion of its proprietary PAC™ (Plug & Abandonment - Circulation) perforating systems in the third quarter. PAC perforating systems allow operators to economically satisfy regulatory requirements for abandoning wells with depleted reservoirs in the North Sea and GOM. PAC perforating systems are designed to provide high-density perforations through an inner casing without penetrating the outer casing. This provides the well operator access to the annular space for well cleanup and cement plug placement for permanent zonal isolation of the depleted reservoir. Previous section-milling techniques required numerous days of rig time. During the quarter, the PAC perforating system delivered the perforations required for abandonment plugs for one North Sea operator and saved 13 days of rig time valued at approximately $8 million. Also in the quarter, Core penetrated the GOM market with the new PAC perforating system by successfully satisfying the specific abandonment procedures of a GOM operator.

In today’s business climate, Core Lab’s North American clients continue to pursue the most effective means to complete a horizontal wellbore; operators want wellsite efficiency, optimal fracturing, and greater reservoir production. In the third quarter, Core’s KODIAK Enhanced Perforating System™ was used in the Permian Basin on a zipper frac that employed 3,960 feet of KODIAK guns and over 19,000 specially designed PerFrac™ charges and KODIAK propellant pellets. The PerFrac charges provide uniform hole sizes around the casing and lower pressure drop across the perforations for optimal hydraulic fracturing. The KODIAK propellant pellets, consisting of a complex, sequentially burning energetic material, generate a high-pressure gas pulse through the perforations to initiate and propagate fractures in the near-wellbore region to enhance reservoir production. Final results from this month-long Permian Basin project are being evaluated.

Reservoir Management

Reservoir Management operations reported third quarter 2015 revenues of $14,400,000, equal to those posted during the second quarter of 2015. However, third quarter operating income of $4,800,000 and operating margins of 34%, ex-items, represented sharp increases on a sequential basis driven by high incremental operating margins. Several large multi-client international projects concluded in the quarter and several high-margin completed consortium projects were purchased by clients examining new acreage holdings.

Reservoir Management operations continue to develop new, and sell existing, multi-client Joint Industry Projects. The Permian section in the Midland and Delaware Basins, the Utica Formation in the Appalachian Basin, and the Haynesville continue to be main areas of interest for Core’s clients. These studies contain a wealth of data, coupled with sophisticated analysis of key reservoir engineering and geological factors, for these and other unconventional plays across North America. Much of the interest is driven by companies that are using the studies to expedite the evaluation process and minimize the risk associated with acquiring new assets and acreage.

Core Lab is also developing new services that apply unique proprietary technologies, coupled with new geological databases, to enhance the effectiveness and efficiency of well completions. The trend in the industry is to control costs through better planning and to customize well completion programs. Strong geological models are required to optimize completions. When such a model is integrated with data from well diagnostics, routine and advanced rock and reservoir fluid properties analyses, downhole monitoring, perforation planning, and hydraulic fracture modeling, the cost effectiveness and efficiency of most completion jobs can be vastly increased.

Free Cash Flow, Share Repurchases, Dividends, Capital Returned To Shareholders

During the third quarter of 2015, Core generated $43,500,000 of cash from operating activities and had capital expenditures of $6,000,000, yielding $37,500,000 in FCF. For the first nine months of 2015, Core generated $151,500,000 in FCF, representing 24.6% of revenue which is up 250 basis points from the 22.1% recorded for the same time period in 2014. This level of FCF was over 150% of net income, demonstrating Core’s continued focus on managing its working capital and items it can control in the marketplace.

Core's FCF in the third quarter of 2015, along with borrowings under the Company’s revolving credit facility, were used to pay $23,400,000 in cash dividends and to repurchase 269,000 shares for $28,700,000. Core's outstanding diluted share count of 42,560,000 shares stands at its lowest level in 17 years. In all, Core has reduced its diluted share count by 49%, or 41,250,000 shares, and has returned over $2.2 billion to its shareholders -- over $50 per diluted share -- through diluted share count reductions, special dividends, and quarterly dividends since implementing its Shareholder Capital Return Program over 13 years ago.

On 7 July 2015, the Company’s Board announced a quarterly cash dividend of $0.55 per share of common stock which was paid on 17 August 2015 to shareholders of record on 17 July 2015. Dutch withholding tax was deducted from the dividend at a rate of 15%.

On 13 October 2015, the Board announced a quarterly cash dividend of $0.55 per share of common stock, payable in the fourth quarter of 2015. The fourth quarter cash dividend will be payable 24 November 2015 to shareholders of record on 23 October 2015, and completes a total payout of $2.20 per share of common stock resulting from the four dividends declared and paid during 2015. Dutch withholding tax will be deducted from the dividend at a rate of 15%.

Return On Invested Capital

As reported in previous quarters, the Company's Board has established an internal performance metric of achieving a ROIC in the top decile of the oilfield service companies listed as Core's Comp Group by Bloomberg Financial. The Company and its Board believe that ROIC is a leading long-term performance metric used by shareholders to determine the relative investment value of publicly traded companies. Further, the Company and its Board believe that shareholders will benefit if Core consistently performs in the highest ROIC decile among its Comp Group. According to the latest financial information from Bloomberg, Core's ROIC is the highest of any of the oilfield service companies listed in its Comp Group. Comp Group companies listed by Bloomberg include Halliburton, Schlumberger, CARBO Ceramics, FMC Technologies, Baker Hughes, Cameron International, Oceaneering, National Oilwell Varco, and Oil States International, among others.

Several of Core's peer companies failed to post ROIC that exceeded their WACC, thereby eroding capital and shareholder value. Core's ratio of ROIC to WACC is the highest of any company in the Comp Group. Core will update its ROIC compared with the oilfield services sector for the third quarter of 2015 in its fourth quarter 2015 earnings release.

Industry Outlook and Fourth Quarter 2015 Revenue and EPS Guidance

The balancing of worldwide crude oil markets is well underway as evidenced by the continued sharp decline in U.S. production during the third quarter of 2015. Further, the International Energy Agency estimates that worldwide demand will increase in 2015 by as much as 1,800,000 bopd and a further 1,200,000 bopd in 2016 in response to low commodity prices. Tighter crude markets will prevail which in turn will lead to increased demand for Core's unique technology-related services and products.

It appears that U.S. crude oil production peaked in April 2015, and Core now believes that production could fall from that peak by over 700,000 bopd, more than prior estimates of 500,000 bopd, by year-end 2015. Adding support to this view, Bakken production has now peaked, while Eagle Ford production began to decline earlier in 2015. Currently, the estimated net decline curve rate for U.S. production is 7.8% due to the concentration of U.S. production coming from high-decline-rate unconventional reservoirs, more than doubling Core's new estimated net worldwide crude oil production decline curve rate of 3.1%. In addition to second-half 2015 production declines in North America, including Mexico, international production declines are likely in Europe, Russia, South America, and Africa.

In 2016, at current activity levels in North America, year-over-year production declines of over 900,000 bopd are expected in Canada and the U.S., while international production levels are expected to continue to decline modestly. The Company believes that recent downward production revisions in Mexico and offshore eastern South America confirm these views, which should precipitate higher commodity prices and the following recovery in Core's business in 2016.

In spite of the Company's view of a recovery in 2016, for the fourth quarter of 2015, Core projects further industry activity declines in North America tight-oil plays. Currently U.S. rig counts are down 8% from average third quarter 2015 levels. Oil company 2015 operating budgets are at very low levels and nearing exhaustion, which will force the North American rig count to further contract later in the fourth quarter. Moreover, extended operating suspensions are likely during the North American holiday season. International rig counts are projected to be flat to down in the fourth quarter.

Core projects fourth quarter 2015 revenue to fall sequentially approximately 9% to $180,000,000, with operating income falling to approximately $40,000,000, producing sequential quarterly decremental margins in the 50% range. Fourth quarter 2015 EPS is projected in the $0.63 to $0.67 range, with FCF once again exceeding net income for the fifth consecutive quarter.

All operational guidance excludes any foreign currency translations, shares repurchased other than those already disclosed, any further restructuring or similar expenses, and assumes an effective tax rate of 22.5%.

The Company has scheduled a conference call to discuss Core's third quarter 2015 earnings announcement. The call will begin at 7:30 a.m. CDT / 2:30 p.m. CEST on Thursday, 22 October 2015.
To listen to the call, please go to Core's website at www.corelab.com.

Core Laboratories N.V. (www.corelab.com) is a leading provider of proprietary and patented reservoir description, production enhancement, and reservoir management services used to optimize petroleum reservoir performance. The Company has over 70 offices in more than 50 countries and is located in every major oil-producing province in the world.

This release includes forward-looking statements regarding the future revenue, profitability, business strategies and developments of the Company made in reliance upon the safe harbor provisions of Federal securities law. The Company's outlook is subject to various important cautionary factors, including risks and uncertainties related to the oil and natural gas industry, business conditions, international markets, international political climates and other factors as more fully described in the Company's 2014 Form 10-K filed on 17 February 2015, and in other securities filings. These important factors could cause the Company's actual results to differ materially from those described in these forward-looking statements. Such statements are based on current expectations of the Company's performance and are subject to a variety of factors, some of which are not under the control of the Company. Because the information herein is based solely on data currently available, and because it is subject to change as a result of changes in conditions over which the Company has no control or influence, such forward-looking statements should not be viewed as assurance regarding the Company's future performance. The Company undertakes no obligation to publicly update any forward looking statement to reflect events or circumstances that may arise after the date of this press release, except as required by law.

For more information, contact:
Richard L. Bergmark, CFO: + 1 713 328 2101
investor.relations@corelab.com

CORE LABORATORIES N.V. & SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(amounts in thousands, except per share data)
(Unaudited)

	Three Months Ended			% Variance
	30 Sep 2015	30 Jun 2015	30 Sep 2014	vs Q2-15	vs Q3-14
REVENUE	$197,265	$203,889	$276,135	(3.2)%	(28.6)%

OPERATING EXPENSES:
Costs of services and sales	129,050	134,619	166,927	(4.1)%	(22.7)%
General and administrative expenses	12,155	12,634	12,316	(3.8)%	(1.3)%
Depreciation and amortization	6,910	6,930	6,845	(0.3)%	0.9%
Other (income) expense, net	2,332	1,813	927	28.6%	NM
Total operating expenses	150,447	155,996	187,015	(3.6)%	(19.6)%

OPERATING INCOME	46,818	47,893	89,120	(2.2)%	(47.5)%
Interest expense	3,471	3,116	2,561	11.4%	35.5%
Income before income tax expense	43,347	44,777	86,559	(3.2)%	(49.9)%
Income tax expense	9,753	10,075	19,909	(3.2)%	(51.0)%
Net income	33,594	34,702	66,650	(3.2)%	(49.6)%
Net income attributable to non-controlling interest	190	76	153	NM	NM
Net income attributable to Core Laboratories N.V.	$33,404	$34,626	$66,497	(3.5)%	(49.8)%

Diluted Earnings Per Share:	$0.78	$0.81	$1.50	(3.7)%	(48.0)%

Weighted Avg Diluted Common Shares Outstanding	42,685	42,959	44,381	(0.6)%	(3.8)%

SEGMENT INFORMATION:

Revenue:
Reservoir Description	$117,943	$118,911	$131,380	(0.8)%	(10.2)%
Production Enhancement	64,918	70,589	122,161	(8.0)%	(46.9)%
Reservoir Management	14,404	14,389	22,594	0.1%	(36.2)%
Total	$197,265	$203,889	$276,135	(3.2)%	(28.6)%

Operating income:
Reservoir Description	$30,338	$30,944	$35,377	(2.0)%	(14.2)%
Production Enhancement	11,367	14,376	45,735	(20.9)%	(75.1)%
Reservoir Management	4,796	3,452	7,553	38.9%	(36.5)%
Corporate and other	317	(879)	455	NM	NM
Total	$46,818	$47,893	$89,120	(2.2)%	(47.5)%

CORE LABORATORIES N.V. & SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(amounts in thousands, except per share data)
(Unaudited)

	Nine Months Ended
	30 Sep 2015	30 Sep 2014	% Variance

REVENUE	$614,797	$806,600	(23.8)%

OPERATING EXPENSES:
Costs of services and sales	407,943	496,754	(17.9)%
General and administrative expenses	37,463	33,983	10.2%
Depreciation and amortization	20,406	19,796	3.1%
Other (income) expense, net	4,467	(14)	NM
Severance and other charges	7,090	—	NM

OPERATING INCOME	137,428	256,081	(46.3)%
Interest expense	8,990	7,718	16.5%

INCOME BEFORE INCOME TAX EXPENSE	128,438	248,363	(48.3)%
INCOME TAX EXPENSE	29,100	56,464	(48.5)%
NET INCOME	99,338	191,899	(48.2)%
NET INCOME ATTRIBUTABLE TO NON-CONTROLLING INTEREST	(91)	604	NM
NET INCOME ATTRIBUTABLE TO CORE LABORATORIES N.V.	$99,429	$191,295	(48.0)%

Diluted Earnings Per Share:	$2.31	$4.27	(45.9)%

WEIGHTED AVERAGE DILUTED COMMON SHARES OUTSTANDING	43,038	44,823	(4.0)%

SEGMENT INFORMATION:

Revenue:
Reservoir Description	$358,613	$387,225	(7.4)%
Production Enhancement	210,652	343,434	(38.7)%
Reservoir Management	45,532	75,941	(40.0)%
Total	$614,797	$806,600	(23.8)%

Operating income:
Reservoir Description	$89,812	$106,571	(15.7)%
Production Enhancement	35,666	120,597	(70.4)%
Reservoir Management	12,114	27,821	(56.5)%
Corporate and other	(164)	1,092	NM
Total	$137,428	$256,081	(46.3)%

CORE LABORATORIES N.V. & SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEET
(amounts in thousands)

ASSETS:	30 Sep 2015	30 Jun 2015	31 Dec 2014	% Variance
	(Unaudited)	(Unaudited)		vs Q2-15	vs Q4-14
Cash and Cash Equivalents	$18,461	$22,580	$23,350	(18.2)%	(20.9)%
Accounts Receivable, net	152,448	155,112	197,163	(1.7)%	(22.7)%
Inventory	44,462	47,585	43,371	(6.6)%	2.5%
Other Current Assets	26,852	41,371	37,936	(35.1)%	(29.2)%
Total Current Assets	242,223	266,648	301,820	(9.2)%	(19.7)%

Property, Plant and Equipment, net	146,965	148,452	149,014	(1.0)%	(1.4)%
Intangibles, Goodwill and Other Long Term Assets, net	245,917	243,885	224,819	0.8%	9.4%
Total Assets	$635,105	$658,985	$675,653	(3.6)%	(6.0)%

LIABILITIES AND EQUITY:

Accounts Payable	$40,539	$42,323	$47,084	(4.2)%	(13.9)%
Other Current Liabilities	83,524	94,557	84,782	(11.7)%	(1.5)%
Total Current Liabilities	124,063	136,880	131,866	(9.4)%	(5.9)%

Long-Term Debt & Lease Obligations	428,000	421,508	356,000	1.5%	20.2%
Other Long-Term Liabilities	88,957	93,337	93,794	(4.7)%	(5.2)%

Total Equity	(5,915)	7,260	93,993	NM	NM
Total Liabilities and Equity	$635,105	$658,985	$675,653	(3.6)%	(6.0)%

CORE LABORATORIES N.V. & SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENT OF CASH FLOW
(amounts in thousands)
(Unaudited)

	Three Months Ended	Nine Months Ended
	30 Sep 2015	30 Sep 2015
CASH FLOWS FROM OPERATING ACTIVITIES	$43,478	$169,770

CASH FLOWS FROM INVESTING ACTIVITIES	(7,242)	(34,619)

CASH FLOWS FROM FINANCING ACTIVITIES	(40,355)	(140,040)

NET CHANGE IN CASH AND CASH EQUIVALENTS	(4,119)	(4,889)
CASH AND CASH EQUIVALENTS, beginning of period	22,580	23,350
CASH AND CASH EQUIVALENTS, end of period	$18,461	$18,461

Non-GAAP Information

Management believes that the exclusion of certain income and expenses enables it to evaluate more effectively the Company's operations period-over-period and to identify operating trends that could otherwise be masked by the excluded Items.  For this reason, we used certain non-GAAP measures that exclude these Items; and we feel that this presentation provides the public a clearer comparison with the numbers reported in prior periods.

Reconciliation of Operating Income
(amounts in thousands)
(Unaudited)

Three Months Ended
30 Sep 2015
Operating income	$46,818
Foreign exchange losses	2,610
Operating income excluding specific items	$49,428

	Three Months Ended 30 September 2015
	Reservoir Description	Production Enhancement	Reservoir Management
Operating income	$30,338	$11,367	$4,796
Foreign exchange losses	1,669	1,178	49
Operating income excluding specific items	$32,007	$12,545	$4,845

Reconciliation of Net Income
(amounts in thousands)
(Unaudited)

Three Months Ended
30 Sep 2015
Net income	$33,404
Foreign exchange losses (net of tax)	2,020
Net income excluding specific items	$35,424

Reconciliation of Earnings Per Diluted Share
(Unaudited)

Three Months Ended
30 Sep 2015
Earnings per diluted share	$0.78
Foreign exchange losses (net of tax)	0.05
Earnings per diluted share excluding specific items	$0.83

Free Cash Flow

Core uses the non-GAAP measure of free cash flow to evaluate its cash flows and results of operations. Free cash flow is an important measurement because it represents the cash from operations, in excess of capital expenditures, available to operate the business and fund non-discretionary obligations. Free cash flow is not a measure of operating performance under GAAP, and should not be considered in isolation nor construed as an alternative consideration to operating income, net income, earnings per share, or cash flows from operating, investing, or financing activities, each as determined in accordance with GAAP. You should also not consider free cash flow as a measure of liquidity. Moreover, since free cash flow is not a measure determined in accordance with GAAP and thus is susceptible to varying interpretations and calculations, free cash flow as presented may not be comparable to similarly titled measures presented by other companies.

Computation of Free Cash Flow
(amounts in thousands)
(Unaudited)

	Three Months Ended	Nine Months Ended
	30 Sep 2015	30 Sep 2015
Net cash provided by operating activities	$43,478	$169,770
Capital expenditures	(5,966)	(18,276)
Free cash flow	$37,512	$151,494

###